Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 20, 2026
Registration Statement Nos. 333-268757 and 333-268757-20

**FULL PRICING DETAILS** $702MM+ Offered EART 2026-2 Subprime Auto ABS

Joint Bookrunners: Barclays (str), BNP Paribas, Mizuho
Co-Managers: Citi, Deutsche Bank, Wells Fargo

PRICED - TOE: 3:35 PM ET

-Capital Structure-
CL	Size($MM)*	Offered($MM)*	S&P/M**	WAL^	P. WIN^	E. MTY^	L. MTY	BENCH SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	65.000	61.750	A-1+/P-1	0.13	01-03	06/2026	04/2027	I-CRV+30	3.984%	3.984%	100.00000%
A-2	149.650	142.167	AAA/Aaa	0.55	03-12	03/2027	11/2028	I-CRV +60	4.352%	4.31%	99.99850%
A-3	156.220	148.409	AAA/Aaa	1.44	12-24	03/2028	05/2030	I-CRV +68	4.526%	4.45%	99.95288%
B	82.210	78.099	AA/Aaa	2.23	24-31	10/2028	01/2031	I-CRV +90	4.795%	4.66%	99.81503%
C	85.230	80.968	A/Aa3	2.83	31-38	05/2029	08/2032	I-CRV +130	5.207%	4.91%	99.36523%
D	110.620	105.089	BBB/Baa3	3.66	38-51	06/2030	08/2032	I-CRV +190	5.844%	5.51%	99.13154%
E	75.390	71.620	BB-/NR	4.58	51-58	01/2031	11/2033	I-CRV +380	7.789%	7.54%	99.51707%
N^^	14.850	14.107	B/NR	0.87	09-12	03/2027	11/2033	I-CRV +320	6.992%	6.89%	99.99849%
** Expected Ratings
^ 1.50% ABS to 5.00% Clean-Up Call
^^ Based on Case 2 assumptions outlined in the Offering Memorandum

-Transaction Summary-
Issued Size : $739.170MM
Offered Size : $702.209MM
Exp. Settle : 03/31/2026
First Pay Date : 04/15/2026
Pxg Speed : 1.50% ABS to 5.00% Call
Offering Format: (Class A-D): SEC REG | (Class E, N): 144A / Reg S / IAI
ERISA Eligible : (Class A-D): Yes | (Class E, N): No
Exp. Ratings : S&P/Moody's
Min Denoms : (Class A-D): $1k x $1k | (Class E): $1.16mm x $1k | (Class N): $782k x $1K
BBG Ticker : EART 2026-2
B&D : Barclays

-Available Information-
Preliminary Prospectus : Attached
Preliminary Offering Memorandum: Attached
Ratings FWP : Attached
Intexnet Deal Name : bcgeart_2026-2_preprice | Password: 47XV
Dealroadshow : https://dealroadshow.com | Code: EART20262
Dealroadshow Direct Link : https://dealroadshow.com/e/EART20262

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.